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                                                                   EXHIBIT 10.34

               PAY TELEPHONE TELECOMMUNICATIONS SERVICE AGREEMENT

         THIS PAY TELEPHONE TELECOMMUNICATIONS SERVICE AGREEMENT (this "Agreement") is entered into this 24nd day of February, 1999, by and between Park 'N View, Inc., a Delaware corporation ("PNV"), with its headquarters at 11711 NW 39th Street, Coral Springs, Florida 33065 and CfL, LLC, a South Dakota limited liability company d/b/a CfL Payphones ("CfL"), with its headquarters at 725 North Derby Lane, P. O. Box 1550, North Sioux City, South Dakota 57049.

         WHEREAS, PNV has designed and developed the concept and equipment ("the System") to provide various telecommunications services at truckstops with which PNV has (or from time to time will) entered into contracts (the "Truckstops"), including coin and coinless phones inside the Truckstops (collectively the "Telecommunications Services"); and

         WHEREAS, PNV desires to engage CfL to install certain equipment included in the System at certain Truckstops and to perform certain services as provided in this Agreement.

         NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, PNV and CfL (hereinafter collectively being referred to as the "Parties"), intending to be legally bound, hereby mutually agree as follows:

         1. Purpose. The Parties hereby agree that PNV shall enter into contracts with the owners of Truckstops from time to time and that CfL shall, subject to the terms and conditions of this Agreement, (i) install equipment (the "Equipment") of the type and in the quantities requested by PNV in writing with respect to each Truckstop identified by PNV to CfL in writing from time to time; and (ii) provide the services (the "CfL Services") requested by PNV in writing at each Truckstop identified by PNV to CfL in writing from time to time. Within thirty (30) days of CfL's receipt of and consent to PNV's written request regarding the installation of the Equipment and provisions of the CfL Services at a Truckstop, CfL will complete the installation of the Equipment requested by PNV with respect to the Truckstop and will commence provision of the requested CfL Services at the Truckstop, provided that, necessary long distance and local exchange carrier facilities are available at each such Truckstop. Upon entering into a contract with the owner of a Truckstop(s), PNV shall provide CfL with a letter agreement (the "Letter Agreement") setting forth among other things: (i) the buildout schedule; (ii) the Equipment to be installed; (iii) the Truckstop's rights, if any, to purchase the Equipment; (iv) the Truckstop's rights to terminate the contract; and (v) any other appropriate provisions. Upon execution of the Letter Agreement, CfL shall install the Equipment and provide the CfL Services pursuant to the terms of the Letter Agreement and this Agreement. CfL will, in all instances, install the Equipment in a high quality, workmanlike and efficient manner, with the least interference possible with the business operations of each Truckstop. During the installation period, unless otherwise permitted by PNV, CfL will use its best efforts to ensure that no more than fifty percent (50%) of the existing equipment currently in place will be removed until the Equipment has been installed and the System is operational.



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         2. Installation of Equipment.

                  (a) CfL will, at its sole cost and expense, and in the manner herein provided and in accordance with accepted industry standards, install and continually maintain the Equipment at each Truckstop at which the Equipment is requested to be installed by PNV and at which the requested CfL Services are to be provided; provided, however, the Parties mutually agree that PNV will use its best efforts not to require CfL to install any Equipment at any Truckstop in any area in which Flex ANI has not been deployed (such that reimbursement for dial around compensation ("DAC") is not possible), provided that, CfL shall be required to install the Equipment if required by the Truckstop pursuant to its contract with PNV. PNV and CfL shall mutually agree on the revenue and expense allocation for such location. PNV reserves the right to determine the Equipment to be installed at any Truckstop. In addition all equipment, systems and procedures used by CfL will meet all legal and technical requirements of any governing agency of local, state or federal jurisdiction. CfL will update and modernize the Equipment from time to time as reasonably necessary such that the System and the Equipment perform in a manner consistent with accepted industry standards. CfL will on a timely basis secure, and continuously maintain in full force and effect, all licenses, permits and approvals required by governmental authorities with respect to the installation, operation and maintenance of the Equipment and providing the CfL Services.

                  (b) PNV will make available (or cause to be made available) to CfL sufficient areas at each applicable Truckstop in which to install the Equipment (collectively, the "Equipment Area"), which PNV will designate to CfL in writing with respect to each Truckstop at which the Equipment is to be installed from time to time. Upon reasonable prior notice to PNV, PNV will cause CfL to be entitled to have continued access to the Equipment Area for purposes of installing, repairing and monitoring the Equipment and providing the CfL Services.

                  (c) Prior to commencement of installation of the Equipment at any Truckstop, CfL will obtain PNV's written approval of the methods and materials to be used by CfL with respect to the installation of the Equipment. CfL will repair any damage to the Truckstop which is caused by CfL. However, CfL will not be responsible for any existing defects or deficiencies or the normal wear and tear to the Truckstop. CfL will provide PNV written notice of any defects or deficiencies discovered by CfL during installation of the Equipment.

                  (d) Within three (3) business days of completion of the installation of the Equipment at a Truckstop, CfL will provide PNV with written notice of such completion including the list of each ANI pursuant to Section 4(b).

         3. Rights and Duties of The Parties With Respect To The Equipment.

                  The Equipment will remain the sole property of CfL, provided that owners of Truckstops may enter into contracts with PNV which may grant such Truckstops rights to purchase the phone enclosures pursuant to the terms of such contracts which shall be set forth in Letter Agreements to be entered into between PNV and CfL from time to time. Except as otherwise provided herein, CfL will pay all taxes or other fees related to ownership and operation of the Equipment. The Parties acknowledge that the terms of the Letter Agreements, the



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contracts with Truckstop owners and certain aspects of the System, the
Telecommunication Services, the Equipment, the CfL Services and the manner of their respective operation and installation are proprietary to PNV and/or CfL. Accordingly, PNV and CfL will use this best effort to insure that the terms of the Letter Agreements, the contracts with Truckstop owners and all material confidential information and data concerning the System, the Telecommunication Services, the Equipment and the CfL Services will not be divulged, and (except in the case of emergency) that access to the System and the Equipment will not be given to any person or persons other than personnel authorized by PNV and CfL. The Parties agree that the obligations imposed under this Section 3 will apply to all confidential information, except where such confidential information: (i) is or becomes public knowledge or publicly available to CfL or PNV through no fault of CfL or PNV; (ii) is learned by CfL or PNV from a third party entitled to disclose it; (iii) was already known to CfL or PNV as evidenced by prior written records; (iv) is shown by CfL or PNV to have been independently developed by CfL or PNV as evidenced by written records; or (v) is or becomes publicly available as a result of issuance of a patent or publication of a foreign pending patent application.

         4. CfL Services to Be Provided by CfL and Financial Terms.

                  (a) Coin and Coinless Phones. Unless otherwise requested by PNV, CfL will install coin and coinless phones and enclosures at Truckstops pursuant to Section 1 of this Agreement on the following terms:

                           1. Equipment, Installation and Maintenance. CfL will
purchase, install and maintain all coin and coinless phones inside the Truckstops as set forth below. Each phone will be connected to PNV's phone switch or PNV's designated alternative switch. CfL will provide phone enclosures as per PNV's written specifications.

                                    a. Coin phones will consist of or provide
for: (i) either Intellicall smart phones or some other mutually agreeable phones; (ii) a dedicated phone line for each phone where required; (iii) a pass-through to trunk lines if switch not functioning; and (iv) 1+ calls routed through a T-1 line. The minimum standard per Truckstop will be 10 coinphones in an airport style sit-down booth or wall mount as per the specifications set forth in each Letter Agreement, or in such other amounts and per such other specifications as CfL and PNV may mutually agree from time to time to effectively manage costs depending upon traffic patterns to a truckstop.

                                    b. Coinless phones will be trim-line phones
(or other mutually agreed upon equipment) and have one dedicated phone line for every two phones, unless otherwise required to comply with federal, state or local regulations. Each phone will also have a data port. The minimum standard per Truckstop will be 1 phone with a data port for each driver area restaurant booth and a quantity of cordless phones to be determined by PNV, or in such other amounts as CfL and PNV may mutually agree from time to time to effectively manage costs depending upon traffic patterns to a Truckstop.

                                    c. The Parties acknowledge and agree that
(i) the Parties anticipate that coin phones will generate an average of approximately $100.00 of gross revenue



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per month; and (ii) if the Parties mutually agree that the coin phones are not generating anticipated gross revenues, the Parties may mutually agree to substitute coinless phones for such coin phones.

 CfL will track the usage of all coin phones via answer supervision software resident in each pay phone and provide PNV with a monthly statement of sales generated by each pay phone and verified by coin deposits containing the information required by each Letter Agreement or such other information as may be reasonably requested by PNV from time to time. Upon PNV's request, CfL will collect coins from the coin phones. If CfL collects coins from the coin phones, CfL will provide PNV with a monthly summary of such collections, in electronic form and containing the information required by each Letter Agreement or such other information as may be reasonably requested by PNV from time to time. If PNV or any third party contracted by either PNV or a PNV customer collects coins from the coin phones, PNV will provide CfL with a monthly summary of such collections, in electronic form and containing the information required by each Letter Agreement or such other information as may be reasonably requested by CfL from time to time. CfL will provide PNV with a quarterly summary statement, in electronic form and containing the information set forth on Exhibit B hereto or such other information as may be reasonably requested by PNV from time to time, of DAC charges from coin and coinless phones located at the Truckstops.

         PNV members, holders of Frequent Fueler Cards issued by PNV and/or third parties with whom PNV has entered into a contract relating to the issuance of such cards, and holders of prepaid phone cards issued by PNV and/or third parties with whom PNV has entered into a contract relating to the issuance of such cards will be exempt from DAC charges from coin and coinless phones located at the Truckstops. The number and location of coin and coinless phones at each Truckstop will be mutually agreed upon by PNV and CfL.

                           2. Financial Terms. CfL will collect DAC charges and,
subject to the terms and conditions of this Agreement, coins from coin phones. Except as provided in Section 4(c) below or in a Letter Agreement, CfL will pay to PNV, 50% of gross revenues collected from: (i) DAC charges; and (ii) coin phones, less (a) $40.00 per visit to a Truckstop by CfL (or its third party vendor) for the purposes of collecting coins and (b) the amount of coins collected and deposited by the Truckstop. CfL will pay PNV 20% of the remaining 50% of gross revenue collected from: (i) DAC charges; and (ii) coin phones, after reduction from such gross revenue for: (a) line charges; (b) taxes; and
(c) 1+ charges. All commission checks from CfL will be sent to PNV together with a summary statement including such information as may be reasonably requested by PNV. All commissions are due by the 15th day of each month, following the commission cycle. Subject to Section 14, delays in payment will be grounds for termination of this Agreement.

                  (b) 0+ Calls. CfL will provide to PNV a list of each ANI (i.e., reported phone number) in a form reasonably satisfactory for PNV to submit such list to any provider of 0+ calls for payment to PNV of any applicable commissions or allowances.

                  (c) Additional Matters Relating to DAC Charges.



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                           1. CfL will collect DAC charges for other nonrelated
pay telephone ANI's on behalf of PNV. CfL will pay 90% of gross collected revenues related to such DAC charges to PNV not later than fifteen (15) days immediately after receipt by CfL.

                           2. Provided that not more than ten percent (10%) of
all dial around calls are redirected over the System (after inclusion of all calls which are routed by PNV from the parking lot to incur DAC charges), PNV shall not incur any charge to CfL for such calls. If the volume of such calls exceeds ten percent (10%) of all dial around calls (after inclusion of all calls which are routed by PNV from the parking lot to incur DAC charges), then PNV and CfL shall mutually agree upon some reasonable compensation to CfL. PNV further agrees to notify CfL of any exempt phone numbers.

         5. Maintenance of the Equipment.

                  (a) Except as otherwise provided herein, CfL will maintain the Equipment in a manner consistent with applicable industry standards. If a problem arises with the Equipment, PNV will notify CfL by telephone and will inform CfL of the nature of the problem, the location of the affected Truckstop and the name of the Truckstop General Manager to be contacted by CfL, if requested by PNV. There will be one point of contact for all repair calls at 888-221-1549 or such other toll free number as CfL may advise PNV to use from time to time.

                  (b) If requested by PNV, CfL will respond by telephone to the Truckstop General Manager within four (4) hours of the problem being reported by PNV. Except as otherwise provided herein, with respect to all problems determined by PNV to be a Major Outage (as defined below): (i) CfL will use its best efforts to correct such Major Outage within twelve (12) hours of the problem being reported by PNV; and (ii) in any event, CfL will correct such Major Outage within twenty-four (24) hours of the problem being reported by PNV. Except as otherwise provided herein, with respect to all problems determined by PNV to be a Minor Outage (as defined below): (i) , CfL will use its best efforts to correct such Minor Outage within thirty-six (36) hours of the problem being reported by PNV and (ii) in any event, CfL will correct such Minor Outages within forty-eight (48) hours of the problem being reported by PNV. CfL will be deemed to have corrected a Major Outage if the problem is resolved to the extent that such problem constitutes a Minor Outage and CfL continues to use its best efforts to correct such resulting Minor Outage as soon as possible and, in any event corrects such original problem within sixty (60) hours of the problem being reported by PNV. PNV acknowledges and agrees that CfL may contact a designated repair technician or dispatch a designated repair technician to complete any necessary repairs to the Equipment. All other problems which do not constitute either Major or Minor Outages, shall be resolved by CfL pursuant to regularly scheduled maintenance calls within ten (10) days.

                  (c) Charges for repairs under Section 5(b) will be billed directly to CfL and paid by CfL.

                  (d) For the purposes of this Agreement, the term "Major Outage" means any interruption that causes a fifty percent (50%) or greater reduction in the usual and customary level of coin and coinless phone service provided at the affected Truckstop.



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                  (e) For the purposes of this Agreement, the term "Minor
Outage" means any interruption that causes less than a fifty percent (50%) and greater than ten percent (10%) reduction in the usual and customary level of coin and coinless phone service provided at the affected Truckstop.

                  (f) For the purposes "repairs" of the System will include, but not be limited to, telephone service, equal access problems, local and/or carrier lines, customer complaints, malfunctioning equipment, condition of equipment and call quality.

         6. Responsibilities of PNV With Respect to The System.

                  (a) PNV will operate the System at the Truckstops at which the Equipment is installed in a manner such that the Equipment will, upon installation, remain connected to the System.

                  (b) PNV will provide (or cause the provision of) the necessary telephone jacks (either adjacent to PNV equipment located at the Truckstop or at the demarcation point for the local telephone service) sufficient for the configuration of coin and coinless phones as contemplated by Section 4(a)(1).

                  (c) PNV will be solely responsible for payment of all commission payments due to PNV customers, including, without limitation 0+ commissions.

         7. Term. Subject to Section 14, the term of this Agreement, will be for a period of four (4) years commencing on February 24, 1999 and terminating on February 23, 2003 (the "Term").

         8. Representations and Warranties of PNV.

                  (a) PNV is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority: (i) to enter into this Agreement; and (ii) to carry out the other transactions and agreements contemplated by this Agreement.

                  (b) The execution, delivery and performance of this Agreement by PNV has been duly authorized by all necessary action of PNV. This Agreement and each of the other documents to be executed and delivered by PNV pursuant to this Agreement have been duly executed and delivered by PNV and are the valid and binding obligations of PNV enforceable in accordance with their respective terms, subject only as to enforceability affected by bankruptcy, insolvency or similar laws affecting the rights of creditors generally and by general equitable principles. The execution, delivery and performance of this Agreement and the other documents to be executed, delivered and performed by PNV pursuant to this Agreement will not: (i) conflict with or violate any provision of PNV's organizational documents, or any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against PNV; or (ii) result in any breach of or default under or cause the acceleration of performance of any mortgage, contract,



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agreement, indenture or other instrument which is either binding upon or enforceable against PNV.

                  (c) PNV will obtain the approval, consent or waiver of any other person or entity required for the execution, delivery or performance of this Agreement.

                  (d) All of the information contained in the representations and warranties of PNV set forth in this Agreement or in any of the documents delivered or to be delivered herewith or after the execution hereof as set forth in any provision of this Agreement is true, accurate and complete.

         9. Representations and Warranties of CfL.

                  (a) CfL is a limited liability company duly organized, validly existing and in good standing under the laws of the State of South Dakota and has full power and authority: (i) to enter into this Agreement; and (ii) to carry out the other transactions and agreements contemplated by this Agreement.

                  (b) The execution, delivery and performance of this Agreement by CfL has been duly authorized by all necessary action of CfL. This Agreement and each of the other documents to be executed and delivered by CfL pursuant to this Agreement have been duly executed and delivered by CfL and are the valid and binding obligations of CfL enforceable in accordance with their respective terms, subject only as to enforceability affected by bankruptcy, insolvency or similar laws affecting the rights of creditors generally and by general equitable principles. The execution, delivery and performance of this Agreement and the other documents to be executed, delivered and performed by CfL pursuant to this Agreement will not: (i) conflict with or violate any provision of CfL's organizational documents, or any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against CfL; or (ii) result in any breach of or default under or cause the acceleration of performance of any mortgage, contract, agreement, indenture or other instrument which is either binding upon or enforceable against CfL.

                  (c) CfL will obtain the approval, consent or waiver of any other person or entity required for the execution, delivery or performance of this Agreement.

                  (d) All of the information contained in the representations and warranties of CfL set forth in this Agreement or in any of the documents delivered or to be delivered herewith or after the execution hereof as set forth in any provision of this Agreement is true, accurate and complete.



         10. Right of First Refusal.

                  (a) CfL represents and warrants to PNV that neither CfL nor any member of



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CfL is currently subject to any right of first refusal in favor of any third party with respect to any sale of any Equity Securities (as defined below), any sale of CfL's assets, any merger or consolidation with any other entity which, after such merger or consolidation, results in the current members of CfL owning less than seventy percent (70%) of the membership interest in the merged or consolidated entity, and/or any other similar transaction or series of transactions that would have such effects.

                  (b) If CfL desires to: (i) sell or redeem any Equity Securities (as defined below) resulting in a Change in Control (as defined below), (ii) sell all or substantially all of its assets, (iii) merge or consolidate with any other entity which, after such merger or consolidation, results in the current members of CfL owning less than seventy percent (70%) of the membership interest in the merged or consolidated entity, (iv) sell any assets (including, without limitation, any Equipment) installed at any Truckstop and/or assets reasonably necessary for the provision of CfL Services and/or Telecommunications Services at such Truckstops, and/or (v) enter into any other similar transaction (or any transactions or series of transactions that, during any period of twelve (12) consecutive months, would have such an effect), CfL will comply with the following:

                           (i) CfL will first deliver to PNV written notice (the
"Sales Notice") which (A) describes the proposed transaction, the name of the third party with which CfL proposes to enter into such proposed transaction, the form of consideration payable to CfL or its members pursuant to such proposed transaction, and the payment terms pursuant to the such proposed transaction (the "Third Party Transaction"); and (B) specifies the book value (as calculated based upon straight line depreciation over five (5) years) of all of CfL's assets (including, without limitation, any Equipment) installed at any Truckstop and/or reasonably necessary for the provision of CfL Services and/or Telecommunications Services at such Truckstops (the "CfL/PNV Assets"), including, without limitation, descriptions of such CfL/PNV Assets, the Truckstops at which such CfL/PNV Assets are located, the original purchase price of such CfL/PNV Assets, and the date of the original purchase of such CfL/PNV Assets. CfL will promptly provide PNV and its representatives with such information regarding the Third Party Transaction and the CfL/PNV Assets and access to the CfL/PNV Assets located at such Truckstops as PNV may reasonably request to permit PNV to evaluate the Third Party Transaction, the CfL/PNV Assets, and the information contained in the Sales Notice.

                           (ii) If, within thirty (30) days immediately after
PNV's receipt of the Sales Notice, PNV notifies CfL in writing (the "PNV Notice") of its interest in purchasing the CfL/PNV Assets and no agreement regarding the fair market value (the "Fair Market Value") of the CfL/PNV Assets is obtained within the thirty (30) days following CfL's receipt of the PNV Notice, PNV and CfL together will appoint an appraiser (the "Agreed Appraiser") within ten (10) days following such thirty (30) day period, and such Agreed Appraiser will then determine the Fair Market Value of the CfL/PNV Assets and the related income stream, such determination as to the Fair Market Value to be binding upon all parties. The Agreed Appraiser will have the right, during regular business hours, to audit the books and records of CfL relating to the CfL/PNV Assets for the sole purpose of determining the Fair Market Value of the CfL/PNV Assets. Such determination by the Agreed Appraiser will be provided to



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PNV and CfL in a written report within twenty (20) days following the appointment of such Agreed Appraiser. The fees and expenses of the Agreed Appraiser will be paid one-half by PNV and one-half by CfL.

                           (iii) Within thirty (30) days after determination of
the Fair Market Value either by agreement of PNV and CfL or by the Agreed Appraiser as provided in the preceding paragraph, PNV may elect to either (A) enter into a transaction with CfL on the terms of the Third Party Transaction, or (B) purchase the CfL/PNV Assets at the Fair Market Value. If PNV elects to purchase the CfL/PNV Assets, the purchase price of such CfL/PNV Assets will be paid in cash at the closing. PNV may assign its rights pursuant to this Section 10 to any parent, subsidiary or affiliate of PNV.

                           (iv) If PNV fails to exercise its option by written
notice as provided in the preceding paragraph, then CfL may proceed with the Third Party Transaction described in the Sales Notice with the third party specified in the Sales Notice; provided, however, CfL must consummate such Third Party Transaction within ninety (90) days after the end of the thirty (30) day period described in the preceding paragraph or provide another Sales Notice to PNV with respect to the transaction.

                           (v) As used herein, the term "Equity Securities" will
mean any membership interest in CfL of any class or series and any securities which upon conversion or exercise would entitle the holder to receive any membership interest in CfL, including, without limitation, any option, warrant or convertible debt. As used herein, the term "Change in Control" will mean any acquisition, issuance, redemption or sale of Equity Securities such that, immediately after such acquisition, issuance, redemption, or sale, a holder of the Equity Securities of CfL (and such holder's affiliates) holds a majority of the Equity Securities of CfL.

         11. Risk of Loss and Insurance; Indemnification.

                  (a) CfL will bear the risk of loss and hereby indemnifies and holds harmless PNV for injury to persons or damage to property arising from the existence, installation, operation or repair of, or otherwise in any way related to, the Equipment and CfL Services (except to the extent such damage is occasioned by the gross negligence or willful misconduct of PNV, its employees, contractors or agents).

                  (b) PNV will be responsible for the maintenance, repair or replacement of the Equipment resulting from damage or destruction caused by the gross negligence or willful misconduct of PNV, its employees, contractors or agents.

                  (c) CfL will maintain during the Term of this Agreement (or any renewal term), at its sole cost and expense, comprehensive public liability insurance in the minimum amount of $1,000,000 providing coverage at each Truckstop at which the Equipment is installed against any claims covered under Sections 11 (a) or (b) and will ensure that each Party is named as an additional insured in respect of such insurance or is otherwise covered as its interest may appear. CfL will provide PNV with evidence of insurance and thirty (30) days prior written notice of cancellation or amendment to CfL's insurance policies.



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

         12. Force Majeure. Neither party will have any liability for the failure to perform or a delay in performing any of its obligations if such failure or delay is the result of any legal restriction, labor dispute, strike, boycott, flood, fire, public emergency, revolution, insurrection, riot, war, unavoidable mechanical failure, interruption in the supply of electrical power or any other cause, not resulting from mechanical or system failures, beyond the control of any party acting in a reasonable business-like manner, whether similar or dissimilar to the causes enumerated above ("Force Majeure Conditions"). If any Force Majeure Condition occurs, the affected Party will give immediate notice to the other Party, and, if the Force Majeure Condition continues for ninety (90) days, such other Party may elect, at its sole option, to either to terminate the rights and obligations of each Party pursuant to this Agreement with respect to the affected Truckstop(s) by written notice to the affected Party.

         13. Assignment.

         CfL may, with the prior written consent of PNV, such consent not to be unreasonably withheld, sell, assign, transfer or otherwise dispose of its interest in this Agreement provided that said acquiror will: (i) not be the owner or operator of a truckstop; (ii) assume all of CfL's rights and obligations hereunder; and (iii) will be bound by the terms of this Agreement.

         14. Breach.

                  (a) In the event that either party will fail in any material respect to perform any obligation under this Agreement, the other party may in writing notify the non-performing party that such failure constitutes a breach. If the breach is not remedied or cured within thirty (30) days following receipt of the notice of breach, without limiting any other remedy which may be available, the non-breaching party may terminate this Agreement by notice to the breaching party.

                  (b) Subject to the terms of Section 12, if CfL fails to correct in a timely manner (pursuant to Section 5(b) of this Agreement) five (5) Major Outages or ten (10) Minor Outages at a Truckstop during any twelve (12) consecutive calendar months, then PNV may terminate the rights and obligations of each Party pursuant to this Agreement with respect to all Truckstop(s) by providing thirty (30) days prior written notice to CfL. For purposes of this Agreement, if a Major Outage is not cured within the initial twenty-four (24) hour period provided for in Section 5(b), each additional twenty-four (24) hour period during which such Major Outage is not cured shall count as an additional Major Outage for purposes of this Section 14(b). For example, if more than fifty percent (50%) of any one of the Telecommunications Services are down at a single Truckstop for forty-eight (48) hours, it shall count as two (2) Major Outages. In addition, if a Truckstop terminates all or any portion of its contract with PNV for any reason, PNV may terminate this Agreement as it relates to such Truckstop(s).

                  (c) Subject to the terms of Section 12, if CfL fails to correct, within the time period specified in Section 5(b) of this Agreement, twenty-five (25) Minor Outages during any twelve (12) consecutive calendar months, then PNV may terminate the rights and obligations of each Party pursuant to this Agreement by thirty (30) days prior written notice to CfL. For purposes of this Agreement, if a Minor Outage is not cured within the initial forty-eight
(48) hour
period during which such Minor Outage is not cured shall count as an additional Minor Outage for purposes of this Section 14(c). For example, if less than fifty percent (50%) but more than ten percent (10%) of any one of the Telecommunications Services are down at a single Truckstop for seventy-two (72) hours, it shall count as two (2) Minor Outages.

                  (d) CfL will be in breach under this Agreement if: (i) CfL fails to pay any indebtedness to third persons when due and such failure continues beyond any applicable grace period; (ii) proceedings in bankruptcy, or for reorganization of CfL under the Bankruptcy Code, as amended, or under any other laws, whether state or federal, for the relief of insolvent debtors, now or hereafter existing, commences against CfL and is not discharged within sixty
(60) days of its commencement; or (iii) a receiver, custodian or trustee under the Bankruptcy Code shall be appointed for CfL or for any substantial part of its assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of CfL, and such receiver, custodian or trustee shall not be discharged within ninety (90) days of his appointment, or such proceedings shall not be discharged within ninety (90) days of their commencement, or CfL shall discontinue business or materially change the nature of its business.

         15. PNV's Right to Purchase CfL/PNV Assets. If CfL breaches this Agreement or this Agreement is terminated pursuant to the terms hereof, PNV shall have the right to purchase the CfL/PNV Assets (at all Truckstops in the case of breach and at all affected Truckstops in the case of termination) at Fair Market Value (as determined by agreement of PNV and CfL or by an Agreed Appraiser pursuant to the procedures described in Section 10(b)(ii) of this Agreement); provided, however, that the purchase price of any phone enclosures included among such CfL/PNV Assets will be the then book value (calculated based upon straight line depreciation over a four (4) year period) of such phone enclosures.

         16. Ownership and Confidentiality. CfL recognizes and agrees that, except as otherwise provided herein, PNV will, during the term of this Agreement and thereafter, retain sole ownership of the System. CfL recognizes the proprietary nature of the concept and the design of the System and the CfL Services. Accordingly, except as otherwise provided herein, CfL and PNV agree to maintain and cause each of its employees and agents to maintain and keep strictly confidential the terms and provisions of this Agreement, and all confidential information it obtains or receives in conjunction with the operation of the System or the Telecommunication Services. CfL further agrees that the "Park N' View" name and logo will be and remain the property of PNV and all references by CfL to the System or the Telecommunication Services will incorporate and/or refer to PNV by its full name (Park N' View), whether in literature, electronic or print displays, articles, advertising, billboards, banners or otherwise. The name, Park 'N View, is, or will be, a registered service mark of PNV and to the extent required by PNV, CfL will execute a no cost limited license agreement for the use of such service mark.

         17. General Provisions.

                  (a) Notices. All notices required or permitted hereunder will be in writing and, may either be delivered by overnight courier, transmitted by facsimile, or delivered by the United

States Mail, postage prepaid, addressed as follows:

                 To PNV:           Steve Conkling
                                   President
                                   Park 'N View, Inc.
                                   11711 NW 39th Street
                                   Coral Springs, Florida 33065
                                   Fax Number: (954) 745-7899

                 With a copy to:   James M. O'Connell, Esq.
                                   Kilpatrick Stockton LLP
                                   4101 Lake Boone Trail,
                                   Suite 400
                                   Raleigh, North Carolina 27607
                                   Fax Number:  (919) 420-1800

                 To CfL:           Tim Jones
                                   CfL, LLC
                                   725 North Derby Lane
                                   North Sioux City, South Dakota 57049
                                   Fax Number:  605-232-3534

                 With a copy to:   Ted Kessner, Esq.
                                   Crosby, Guenzel, Davis, Kessner & Kuester
                                   Lincoln Benefit Building
                                   134 South 13th Street, Suite 1400
                                   Lincoln, Nebraska  68508-1981
                                   Fax Number:  402-434-7300

All notices will be deemed delivered only upon actual receipt. Any party may change its address for purposes of this Agreement by giving notice of such change to the other parties pursuant to the terms of this Section 16(a).

                  (b) Expenses. Each party agrees to pay, without right of reimbursement from any other party, its costs relating to the preparation of this Agreement and the performance of its obligations hereunder, including without limitation, fees and disbursements of counsel, accountants and consultants employed by such party in connection herewith.

                  (c) Books, Records and Payments. The books and records of CfL and PNV pertinent to the revenue expenses and taxes with respect to the sale of the CfL Services for any calendar month will be open for inspection and audit by a third party representative of either CfL or PNV upon five (5) business days notice to said party. Except as otherwise provided herein, all monies due to or from either Party hereunder will be paid to the receiving Party on or before the 15th day of the month following the receipt of the same by the paying Party.

                  (d) Actions; Further Assurances. Subject to the terms and conditions of this

Agreement, each party agrees to: (i) take or cause to be taken as promptly as practicable all actions and obligations arising herein; and (ii) do or cause to be done all things to fulfill and comply with its obligations or the obligations of the other parties to consummate the transactions contemplated herein.

                  (e) Press Releases. PNV and CfL will consult with each other as to the form and content of all press releases and other public disclosures of matters relating to this Agreement, the System, the Equipment and the CfL Services. Nothing in this section will prohibit PNV or CfL from making any disclosure which its legal counsel deems necessary or advisable to fulfill such party's disclosure obligations under applicable law. All public disclosures will be transmitted by telecopier to the other party or its counsel for approval prior to publication or dissemination.

                  (f) Section Headings. The section headings in this Agreement are for convenience of reference only and will not be deemed to alter or affect any provision hereof.

                  (g) Applicable Law. This Agreement will be governed by the laws of the State of Florida.

                  (h) Schedules. The Schedules attached to this Agreement are integral parts of this Agreement and all references to this Agreement will include the Schedules.

                  (i) Modification. This Agreement will not be modified or amended except by an instrument in writing executed by the Parties to this Agreement.

                  (j) Successors And Assigns. This Agreement will apply to, and be binding upon, the parties and their respective successors and permitted assigns (as determined under Section 13).

                  (k) Severability. If any part or sub-part of this Agreement is found or held to be invalid, the Parties will mutually agree to such changes as are reasonably necessary such that the part or sub-part of this Agreement found or held to be invalid is valid; provided, however, that if any such reasonably necessary changes do not permit a Party to perform its obligations pursuant to this Agreement such that such Party's revenues and/or expenses are reasonably consistent with anticipated revenues and/or expenses, then such Party may terminate this Agreement.

                  (l) Arbitration. Any controversy, dispute or question arising out of, or in connection with, or in relation to this Agreement or the interpretation, performance or non-performance or any breach thereof will be determined by arbitration conducted in New York, NY or the home office of the party not bringing the claim in accordance with the then existing rules of the American Arbitration Association. PNV and CfL will each select one arbitrator, and the two arbitrators will select a third with the same qualifications. Any decision rendered will be binding upon the Parties, however, the arbitrators will have no authority to grant any relief that is inconsistent with this Agreement. The expense of arbitration will be shared equally by the Parties.

                  (m) Integration; Entire Agreement. This Agreement (including Exhibits, Schedules, documents and instruments referenced herein) constitutes the entire agreement among the Parties and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matters hereof.

                  (n) Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same instrument.

                  [Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, CfL and PNV have caused this Agreement to be executed pursuant to appropriate legal authority duly given, as of the day and year first above written.

                                                PARK 'N VIEW, INC., a
                                                Delaware corporation



                                                By:  /s/
                                                    ----------------------------
                                                     Steve Conkling, President



                                                CfL, LLC, a South Dakota limited
                                                liability company



                                                By:  /s/
                                                    ----------------------------
                                                     Tim Jones